ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS FIRST QUARTER 2021 RESULTS

- **Double-digit growth in Net cash provided by operating activities (GAAP) and Adjusted Cash Flow[(2)]**
- **Announced transactions of up to $787 million in 2021, including $582 million in upfront payments**
- **Increased Adjusted Cash Receipts[(1)] guidance for 2021**

NEW YORK, NY, May 11, 2021 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the first quarter of 2021 and raised full-year 2021 guidance for Adjusted Cash Receipts[(1)] (a non-GAAP financial measure).

"Royalty Pharma continued its impressive business momentum," said Pablo Legorreta, Royalty Pharma founder and Chief Executive Officer. "We delivered outstanding top- and bottom-line growth in the first quarter of 2021 and expanded our portfolio of royalties on innovative medicines. Building off a landmark year in 2020, we announced nearly $800 million in new royalty acquisitions so far this year, spanning oncology, rare disease and neuroscience. In addition, we entered into an exciting collaboration with MSCI which leverages our deep scientific expertise and unique data analytics capabilities to create indexes that support investment in life sciences. We continue to be very excited about the growing role of royalty funding to advance health outcomes as well as the powerful dynamics in our business."

First quarter 2021 GAAP financial results demonstrate strong operating cash flow and top-line growth

- Net cash provided by operating activities increased 12% to $526 million; Net cash used in investing activities declined 21% to $599 million; Net cash (used in)/provided by financing activities declined 142% to ($227) million.
- Total income and other revenues grew 14% to $573 million driven by growth from the cystic fibrosis franchise.

First quarter 2021 non-GAAP financial results primarily driven by strong portfolio growth

- Adjusted Cash Receipts[(1)] increased 37% to $524 million.
- Adjusted Cash Flow[(2)] grew 37% to $409 million.

Strong performance from royalty portfolio; three new royalties acquired on innovative therapies

- Total Royalty Receipts increased 19% driven by cystic fibrosis franchise growth of 68% and double-digit increases for Imbruvica, Promacta and Xtandi, which offset royalty expirations for mature products.
- Acquired royalties on Oxlumo, a first-in-class rare disease therapy; Cabometyx/Cometriq, a leading oncology therapy; and seltorexant, a novel investigational therapy for major depressive disorder with insomnia symptoms.

Raising financial guidance for 2021

- Royalty Pharma now anticipates full-year 2021 Adjusted Cash Receipts[(1)] to be between $1,940 million and $1,980 million, excluding new transactions announced subsequent to the date of this release.

Financial Summary	Three months ended March 31 (unaudited)		
($ and shares in millions)	2021	2020	Change
Net cash provided by operating activities (GAAP)	526	471	12%
Net cash used in investing activities (GAAP)	(599)	(762)	(21)%
Net cash (used in)/provided by financing activities (GAAP)	(227)	543	(142)%
Total income and other revenues (GAAP)	573	501	14%
Adjusted Cash Receipts [(1)] (non-GAAP)	524	382	37%
Adjusted Cash Flow [(2)] (non-GAAP)	409	298	37%
Weighted average Class A shares outstanding - diluted	607	n/a	n/a

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ROYALTY PHARMA PRESS RELEASE

First Quarter 2021 Financial Results

	Three months ended March 31 (unaudited)		
($ in millions)	2021	2020	Change
Net cash provided by operating activities (GAAP)	**526**	**471**	**12%**

Royalty Receipts:	Marketer:	Therapeutic Area:	2021	2020	Change
Cystic fibrosis franchise	Vertex	Rare disease	167	99	68%
Imbruvica	AbbVie/J&J	Cancer	89	78	15%
Tysabri	Biogen	Neurology	87	84	4%
HIV franchise	Gilead, others	Infectious disease	46	84	(45)%
Promacta	Novartis	Hematology	44	36	23%
Xtandi	Pfizer, Astellas	Cancer	41	35	18%
Januvia, Janumet, Other DPP-IVs	Merck, others	Diabetes	36	35	3%
Nurtec ODT/Biohaven payment*	Biohaven	Neurology	17	—	n/a
Prevymis	Merck	Infectious disease	9	—	n/a
Farxiga/Onglyza	AstraZeneca	Diabetes	9	—	n/a
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	4	—	n/a
Emgality	Eli Lilly	Neurology	3	2	65%
Erleada	Johnson & Johnson	Cancer	3	1	116%
IDHIFA	Bristol-Myers Squibb	Cancer	3	—	n/a
Trodelvy	Gilead	Cancer	3	—	n/a
Evrysdi	Roche	Rare disease	2	—	n/a
Tazverik	Epizyme	Cancer	0	—	n/a
Other Products [3]			88	90	(2)%
Total Royalty Receipts			649	544	19%
Distributions to non-controlling interest			(126)	(161)	(22)%
Adjusted Cash Receipts (non-GAAP) [1]			**524**	**382**	**37%**

Amounts shown in the table may not add due to rounding.
* Includes royalty receipts for Nurtec of $1 million and the redemption of the Series A Biohaven Preferred Shares of $16 million (presented as Proceeds from available for sale debt securities on the Statement of Cash Flows).

Net cash provided by operating activities (GAAP) was $526 million in the first quarter of 2021, an increase of 12% compared to $471 million in the same period of 2020. The increase in the first quarter of 2021 resulted from higher cash collections from financial royalty assets, primarily from the cystic fibrosis franchise, Imbruvica and new assets acquired subsequent to the first quarter of 2020. This was partially offset by an increase in interest paid due to a shift to semi-annual interest payments with the issuance of $6 billion of senior unsecured notes and by higher payments for operating and professional costs.

Total Royalty Receipts were $649 million in the first quarter of 2021, an increase of 19% compared to $544 million in the same period of 2020. Strong growth in the first quarter of 2021 was largely attributable to the performance of the cystic

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3 PRESS RELEASE fibrosis franchise, Imbruvica, Promacta and the addition of new royalties, partially offset by a decrease in royalties for Lyrica, Letairis and the HIV franchise due to loss of exclusivity for Truvada and Atripla as well as a lower percentage of combination sales attributable to emtricitabine in the United States. Drivers of royalty receipts in the first quarter of 2021 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). • Cystic fibrosis franchise: Royalty receipts from Vertex’s cystic fibrosis (CF) franchise, which include Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio, all approved for patients with certain mutations causing cystic fibrosis, were $167 million in the first quarter of 2021, an increase of 68% compared to the same period of 2020. The increase was driven by a clawback adjustment related to Vertex’s agreement with the French Authorities around reimbursement for Orkambi that reduced royalty receipts in the three months ended March 31, 2020, as well as growth in sales for the overall cystic fibrosis franchise resulting from continued uptake of Trikafta in the United States and Kaftrio in Europe. Following our acquisition of the residual interest from the CF Foundation in the three months ended December 31, 2020, Royalty Pharma is entitled to all royalty receipts on annual worldwide net sales above $5.8 billion. • Imbruvica: Royalty receipts from Imbruvica, which is marketed by AbbVie and Johnson & Johnson for the treatment of blood cancers and chronic graft versus host disease, were $89 million in the first quarter of 2021, an increase of 15% compared to the same period of 2020, primarily driven by the continued penetration in patients with chronic lymphocytic leukemia. • Tysabri: Royalty receipts from Tysabri, which is marketed by Biogen for the treatment of multiple sclerosis, were $87 million in the first quarter of 2021, an increase of 4% compared to the same period of 2020. • HIV franchise: Royalty receipts from the HIV franchise, which is based on products marketed by Gilead that contain emtricitabine, including Biktarvy, Genvoya and Truvada, among others, were $46 million in the first quarter of 2021, a decrease of 45% compared to the same period of 2020. This decrease was driven by a decline in sales volumes of Truvada and Atripla following loss of exclusivity in the United States in October 2020 as well as a lower percentage of combination sales attributable to emtricitabine in the United States. • Promacta: Royalty receipts from Promacta, which is marketed by Novartis for the treatment of chronic immune thrombocytopenia purpura (ITP) and aplastic anemia, were $44 million in the first quarter of 2021, an increase of 23% compared to the same period of 2020. Growth was driven by increased use in ITP and further uptake as first- line treatment for severe aplastic anemia in the United States. • Xtandi: Royalty receipts from Xtandi, which is marketed by Pfizer and Astellas for the treatment of prostate cancer, were $41 million in the first quarter of 2021, an increase of 18% compared to the same period of 2020, driven by demand across various prostate cancer indications. • Januvia, Janumet, Other DPP-IVs: Royalty receipts from the DPP-IVs for type 2 diabetes, which include Januvia and Janumet, both marketed by Merck & Co., were $36 million in the first quarter of 2021, an increase of 3% compared to the same period of 2020.

4 PRESS RELEASE • Nurtec ODT: Royalty receipts from Nurtec ODT, marketed by Biohaven for the acute treatment of migraine, were $1 million in the first quarter of 2021. In addition, as a result of the approval of Nurtec ODT in February 2020, Royalty Pharma received a $16 million fixed payment from Biohaven, the first of 16 consecutive quarterly payments to be received from Biohaven relating to the Series A Preferred Shares. • Additional highlights: ◦ Trodelvy: Royalty receipts from Trodelvy, marketed by Gilead for the treatment of metastatic triple negative breast cancer, were $3 million in the first quarter of 2021. ◦ Evrysdi: Royalty receipts from Evrysdi, marketed by Roche for the treatment of spinal muscular atrophy (SMA) in adults and children two months of age and older, were $2 million in the first quarter of 2021 with uptake observed across all SMA patient types. Distributions to non-controlling interest, which reduce royalty receipts to arrive at Adjusted Cash Receipts, were $126 million in the first quarter of 2021, a decrease of 22% compared to the same period of 2020, primarily due to a non- recurring distribution in connection with the Exchange Offer Transactions(9) in February 2020. Adjusted Cash Receipts (non-GAAP)(1) were $524 million in the first quarter of 2021, an increase of 37% compared to the same period of 2020, reflecting growth in Total Royalty Receipts and a decrease in distributions to non-controlling interest. Adjusted EBITDA (non-GAAP)(4) is comprised of Adjusted Cash Receipts less payments for operating and professional costs. In the first quarter of 2021, Adjusted EBITDA was $482 million, a 35% increase compared to Adjusted EBITDA of $356 million in the first quarter of 2020 which was largely attributable to the following items: • Adjusted Cash Receipts growth of 37% as compared to the same period in 2020, and; • Payments for operating and professional costs of $42 million (representing 8% of Adjusted Cash Receipts) compared to $26 million in the first quarter of 2020 (representing 7% of Adjusted Cash Receipts). The increase was primarily driven by higher operating and personnel payments under Royalty Pharma’s Management Agreement(9) executed in connection with the Reorganization Transactions(9), offset by a decrease in non-recurring payments for professional services and refinancing fees in connection with the Reorganization Transactions. Adjusted Cash Flow (non-GAAP)(2) is comprised of Adjusted EBITDA less ongoing development-stage funding payments, net interest paid and miscellaneous other items. In the first quarter of 2021, Adjusted Cash Flow was $409 million, a 37% increase compared to Adjusted Cash Flow of $298 million for the same period of 2020. The increase primarily resulted from the growth in Adjusted Cash Receipts and slightly lower ongoing development-stage funding payments, offset by higher payments for operating and professional costs and higher net interest paid. Net interest paid of $63 million in the first quarter of 2021 was higher than the $49 million paid in the same period of 2020 due to a shift to semi-annual interest payments with the issuance of $6 billion of senior unsecured notes. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures’. Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below:

5 PRESS RELEASE • Xtandi: In May 2021, Astellas and Pfizer announced that the European Commission (EC) approved Xtandi for the treatment of patients with metastatic hormone-sensitive prostate cancer. • Tysabri: In April 2021, Biogen announced that the EC granted marketing authorization for a subcutaneous injection of Tysabri to treat relapsing-remitting multiple sclerosis. Biogen also announced that it had received a Complete Response Letter (CRL) from the Food and Drug Administration (FDA) for its supplemental Biologic License Application (sBLA) for subcutaneous Tysabri. The CRL indicates that the FDA is unable to approve the company’s filing as submitted. Biogen is evaluating the CRL and will determine next steps in the U.S. • Trodelvy: In April 2021, Gilead announced that the U.S. FDA granted full approval to Trodelvy for adult patients with unresectable locally advanced or metastatic triple-negative breast cancer (TNBC) who have received two or more prior systemic therapies, at least one of them for metastatic disease. The approval is supported by data from the Phase 3 ASCENT study. In April 2021, Gilead announced that the U.S. FDA granted an accelerated approval of Trodelvy for use in adult patients with locally advanced or metastatic urothelial cancer who have previously received a platinum-containing chemotherapy and either a programmed death receptor-1 (PD-1) or a programmed death-ligand 1 (PD-L1) inhibitor. The accelerated approval was based on data from the international Phase 2, single-arm TROPHY study. • Orladeyo: In April 2021, BioCryst announced that the EC approved Orladeyo for the prevention of recurrent hereditary angioedema (HAE) attacks in HAE patients 12 years and older. In January 2021, BioCryst announced that the Ministry of Health, Labor and Welfare (MHLW) in Japan granted marketing and manufacturing approval for Orladeyo for prophylactic treatment of hereditary angioedema (HAE) in adults and pediatric patients 12 years and older. • Evrysdi: In March 2021, Roche announced that the EC approved Evrysdi for the treatment of SMA in patients two months of age and older, with a clinical diagnosis of SMA Type 1, Type 2 or Type 3 or with one to four splicing modifier of motor neuron 2 (SMN2) copies. • Nurtec ODT: In March 2021, Biohaven announced its regulatory filing for rimegepant had been submitted and accepted for review by the European Medicines Agency (EMA) for a dual-acting (acute and prevention) indication of migraine. • Cystic fibrosis franchise: In January 2021, Vertex announced that the U.S. FDA accepted its supplemental New Drug Application (sNDA) to expand the use of Trikafta to include children ages 6 through 11 years old who have at least one F508del mutation in the cystic fibrosis transmembrane conductance regulator (CFTR) gene or a mutation in the CFTR gene that is responsive based on in vitro data. The FDA granted Priority Review of the sNDA and assigned a Prescription Drug User Fee Act target action date of June 8, 2021. • Cabometyx: In January 2021, Exelixis announced that the U.S. FDA approved Cabometyx for patients with advanced renal cell carcinoma (RCC) as a first-line treatment in combination with Bristol Myers Squibb’s Opdivo. The approval was based on the Phase 3 CheckMate -9ER trial, in which the combination of Cabometyx and Opdivo significantly improved overall survival while doubling progression-free survival and objective response rate versus sunitinib as a first-line treatment for patients with advanced RCC. In March 2021, Ipsen announced that the EC approved the combination of Cabometyx and Opdivo for the first-line treatment of advanced RCC.

6 PRESS RELEASE Summary of Recent Royalty Acquisition Activity • Oxlumo: In April 2021, Royalty Pharma announced that it acquired a royalty interest in Oxlumo (lumasiran) from Dicerna Pharmaceuticals for an upfront cash payment of $180 million and up to $60 million in contingent sales- based milestone payments. Oxlumo, which has been approved by the U.S. FDA and EMA for the treatment of primary hyperoxaluria (PH) type 1, is marketed by Alnylam Pharmaceuticals. • Cabometyx/Cometriq: In April 2021, Royalty Pharma announced that it acquired a royalty interest (effective March 31, 2021) in the cabozantinib products Cabometyx and Cometriq from GlaxoSmithKline (GSK) for an upfront payment of $342 million and up to $50 million in additional payments contingent on the achievement of regulatory approvals of cabozantinib for prostate cancer and lung cancer in the U.S. and Europe. Cabometyx, a multi-tyrosine kinase inhibitor, is approved for the treatment of patients with advanced RCC both as monotherapy and in combination with Bristol Myers Squibb’s Opdivo as a first-line treatment. Cabometyx is also approved for hepatocellular carcinoma in patients previously treated with sorafenib. Cometriq is approved for progressive, metastatic medullary thyroid cancer. Cabometyx and Cometriq are marketed by Exelixis in the United States, and by their partner Ipsen in regions outside the United States and Japan. Cabometyx is marketed in Japan by Exelixis’ partner, Takeda. • Zavegepant: In March 2021, Biohaven announced that it enrolled the first patient in a Phase 2/3 clinical trial of oral zavegepant for the preventive treatment of migraine. Accordingly, per the agreement with Biohaven announced in August 2020, Royalty Pharma paid $100 million to Biohaven for the achievement of this milestone, bringing the total zavegepant funding to $250 million. Royalty Pharma previously announced that it is entitled to success-based milestone payments that could total up to 2.95 times of the zavegepant funded amount depending on the number of regulatory approvals achieved for zavegepant (including 1.9 times for the first zavegepant migraine regulatory approval) which would be paid over a ten-year period. • Seltorexant: In January 2021, Royalty Pharma announced that it acquired Minerva Neuroscience’s royalty interest in seltorexant for an upfront payment of $60 million and up to $95 million in additional milestone payments. The additional payments to Minerva will be contingent on the achievement of certain clinical, regulatory and commercialization milestones. Seltorexant is currently in Phase 3 development for the treatment of major depressive disorder (MDD) with insomnia symptoms by Janssen Pharmaceutica, N.V., a subsidiary of Johnson & Johnson. MSCI Collaboration In April 2021, Royalty Pharma announced a collaboration with MSCI Inc., a leading provider of critical decision support tools and services for the global investment community, to expand MSCI’s thematic index suite with the launch of new indexes that aim to capture long-term, cutting edge themes that transform the life sciences, biotechnology and pharmaceutical industry groups. Royalty Pharma will provide expertise on various medical conditions, clinical trials, transformative therapies, and technologies that may lead to breakthrough medical treatments that will assist MSCI in designing a classification framework and index methodologies. Liquidity and Capital Resources • As of March 31, 2021, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $1.8 billion and long-term debt with principal value of $6 billion.

7 PRESS RELEASE 2021 Financial Outlook Royalty Pharma has provided guidance for full-year 2021 as follows: Provided May 11, 2021 Adjusted Cash Receipts (non-GAAP) excluding new transactions announced after the date of this release $1,940 million to $1,980 million (previously $1,910 million to $1,960 million) Royalty Pharma expects payments for operating and professional costs to be approximately 9% to 10% of Adjusted Cash Receipts in 2021. Royalty Pharma expects interest paid to be approximately $130 million for the full year of 2021. Based on the semi-annual interest payment schedule of Royalty Pharma’s existing bonds, interest paid is anticipated to be $64 million in the third quarter with a de minimis amount recorded in the second and fourth quarters. The projection assumes no additional debt financing in 2021. Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company. Royalty Pharma has not reconciled its non-GAAP 2021 guidance to the most directly comparable GAAP measure, Net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from non-consolidated affiliates and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project Net cash provided by operating activities at this time. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss this financial results release today at 8:00 a.m., Eastern Time. A live webcast may be accessed from the “Events” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events. Please allow at least five minutes to register and access the presentation. A replay of the conference call and webcast will be archived on the company's website for at least 30 days. To ask a question during the live broadcast or listen without internet access, please dial in at least 15 minutes in advance to ensure a timely connection to the call. The conference call can be accessed live over the phone by dialing +1 (833) 519-1253, or for international callers by dialing +1 (914) 800-3826. The passcode to access the conference call is 5652058. About Royalty Pharma plc Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small- and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in

8 PRESS RELEASE exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 45 commercial products, including AbbVie and J&J’s Imbruvica, Astellas and Pfizer’s Xtandi, Biogen’s Tysabri, Gilead’s Trodelvy, Merck’s Januvia, Novartis’ Promacta, and Vertex’s Kalydeco, Orkambi, Symdeko and Trikafta, and five development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma's strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma's performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company's own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma's reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma's GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating

9 PRESS RELEASE performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being Net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma's significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the Audit Committee and investors evaluate the company’s ability to generate liquidity from operating activities. Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s credit agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma's liquidity. Management uses Adjusted Cash Flow to evaluate its ability to generate cash and performance of the business and to evaluate the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP adjusted net income measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma's industry. The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma's results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being Net cash provided by operating activities at Table 5.

10 PRESS RELEASE Royalty Pharma plc Condensed Consolidated Income Statement (unaudited) Table 1 Three months ended March 31 ($ in millions) 2021 2020 Income and other revenues: Income from financial royalty assets 530 463 Revenue from intangible royalty assets 36 35 Other royalty income 7 3 Total income and other revenues 573 501 Operating expenses: Provision for changes in expected cash flows from financial royalty assets 292 88 Research and development funding expense 3 8 Amortization of intangible royalty assets 6 6 General and administrative expenses 43 38 Total operating expenses 344 139 Operating income 229 361 Other expense: Equity in loss of non-consolidated affiliates 2 9 Interest expense 37 54 Other expense, net 31 190 Total other expenses, net 70 252 Consolidated net income before tax 159 109 Income tax expense — — Consolidated net income 159 109 Less: Net income attributable to non-controlling interest (90) (38) Net income attributable to controlling interest 69 71 Amounts may not add due to rounding.

11 PRESS RELEASE Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of March 31, 2021 As of December 31, 2020 Cash and cash equivalents 709 1,009 Marketable securities 1,069 983 Total financial royalty assets, net 13,121 12,955 Total assets 15,914 16,020 Long-term debt 5,821 5,817 Total liabilities 6,077 6,124 Total shareholders’ equity 9,837 9,896

12 PRESS RELEASE Royalty Pharma plc Condensed Consolidated Statements of Cash Flows (unaudited) Table 3 Three months ended March 31 ($ in millions) 2021 2020 Cash flows from operating activities: Cash collections from financial royalty assets 574 488 Cash collections from intangible royalty assets 36 35 Other royalty cash collections 7 1 Distributions from non-consolidated affiliates 17 20 Interest received 2 2 Swap collateral received — 45 Swap termination payments — (35) Ongoing development-stage funding payments (3) (8) Payments for operating and professional costs (42) (26) Interest paid (65) (51) Net cash provided by operating activities 526 471 Cash flows from investing activities: Investments in non-consolidated affiliates (9) (13) Purchases of equity securities — (50) Purchases of available for sale debt securities (18) — Proceeds from available for sale debt securities 16 — Purchases of marketable securities (505) (704) Proceeds from sales and maturities of marketable securities 420 105 Acquisitions of financial royalty assets (503) (99) Net cash used in investing activities (599) (762) Cash flows from financing activities: Distributions to shareholders/unitholders — (142) Distributions to non-controlling interest (126) (161) Distributions to non-controlling interest- other (37) — Dividends to shareholders (66) — Contributions from non-controlling interest- R&D 2 1 Contributions from non-controlling interest- other 0 30 Scheduled repayments of long-term debt — (47) Repayments of long-term debt — (5,170) Proceeds from issuance of long-term debt — 6,040 Debt issuance costs and other — (8) Net cash (used in)/provided by financing activities (227) 543 Net change in cash and cash equivalents (300) 252 Cash and cash equivalents, beginning of period 1,009 246 Cash and cash equivalents, end of period 709 498 Amounts may not add due to rounding.

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Non-GAAP Financial Measures (unaudited)
Table 4

($ in millions)	Three months ended March 31 2021	2020	Change
Net cash provided by operating activities (GAAP)	526	471	12%
Products:			
Cystic fibrosis franchise	167	99	68%
Imbruvica	89	78	15%
Tysabri	87	84	4%
HIV franchise	46	84	(45)%
Promacta	44	36	23%
Xtandi	41	35	18%
Januvia, Janumet, Other DPP-IVs	36	35	3%
Nurtec ODT / Biohaven payment*	17	—	n/a
Prevymis	9	—	n/a
Farxiga/Onglyza	9	—	n/a
Crysvita	4	—	n/a
Emgality	3	2	65%
Erleada	3	1	116%
IDHIFA	3	—	n/a
Trodelvy	3	—	n/a
Evrysdi	2	—	n/a
Tazverik	0	—	n/a
Other Products[3]	88	90	(2)%
Total Royalty Receipts	**649**	**544**	**19%**
Distributions to non-controlling interest	(126)	(161)	(22)%
Adjusted Cash Receipts (non-GAAP)[1]	**524**	**382**	**37%**
Payments for operating and professional costs	(42)	(26)	63%
Adjusted EBITDA (non-GAAP)[4]	**482**	**356**	**35%**
Ongoing development-stage funding payments	(3)	(8)	(65)%
Interest paid, net	(63)	(49)	29%
Swap collateral received	—	45	(100)%
Swap termination payments	—	(35)	(100)%
Investment in non-consolidated affiliates	(9)	(13)	(34)%
Contributions from non-controlling interest- R&D	2	1	58%
Adjusted Cash Flow (non-GAAP)[2]	**409**	**298**	**37%**

Amounts may not add due to rounding.

* Includes royalty receipts for Nurtec of $1 million and the redemption of the Series A Biohaven Preferred Shares of $16 million (presented as Proceeds from available for sale debt securities on the Statement of Cash Flows).

13

14 PRESS RELEASE Royalty Pharma plc GAAP to Non-GAAP Reconciliation (unaudited) Table 5 Three months ended March 31 ($ in millions) 2021 2020 Net cash provided by operating activities (GAAP) 526 471 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 — Interest paid, net(6) 63 49 Ongoing development-stage funding payments(7) 3 8 Payments for operating and professional costs 42 26 Swap termination payments — 35 Distributions to non-controlling interest(6) (126) (161) Swap collateral received — (45) Adjusted Cash Receipts (non-GAAP)(1) 524 382 Net cash provided by operating activities (GAAP) 526 471 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 — Interest paid, net(6) 63 49 Ongoing development-stage funding payments(7) 3 8 Swap termination payments — 35 Distributions to non-controlling interest(6) (126) (161) Swap collateral received — (45) Adjusted EBITDA (non-GAAP)(4) 482 356 Net cash provided by operating activities (GAAP) 526 471 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 — Distributions to non-controlling interest(6) (126) (161) Investment in non-consolidated affiliates(6)(8) (9) (13) Contribution from non-controlling interest- R&D(6) 2 1 Adjusted Cash Flow (non-GAAP)(2) 409 298 Amounts may not add due to rounding.

15 PRESS RELEASE Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the Statement of Cash Flows and includes (1) royalty receipts: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) other royalty cash collections, (iii) distributions from non-consolidated affiliates, plus (2) proceeds from available for sale debt securities, and less (3) distributions to non-controlling interest, which represents contractual distributions to historical non-controlling interest attributable to a de minimis interest in RPCT held by certain legacy investors and to a new non- controlling interest that was created as a result of the Exchange Offer Transactions in February 2020 related to the Legacy Investors Partnerships’ ownership of approximately 18% in Old RPI. See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 24, 2021 for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5. (2) Adjusted Cash Flow is defined as Adjusted EBITDA less (1) ongoing development-stage funding payments, (2) interest paid, net, (3) swap collateral (posted) or received, net, (4) swap termination payments and (5) investment in non-consolidated affiliates, and plus (1) contributions from non- controlling interest- R&D, all directly reconcilable to the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5. (3) Other Products include royalties on the following products: Bosulif (a product co-developed by Royalty Pharma’s joint venture investee, Avillion, for which receipts are presented as Distributions from non-consolidated affiliates on the Statement of Cash Flows), Letairis, Lyrica, Cimzia, Conbriza/Fablyn/Viviant, Entyvio, IDHIFA, Lexiscan, Mircera, Myozyme, Nesina, Priligy, Soliqua, Orladeyo, Thalomid and contributions from the Legacy SLP Interest. (4) Adjusted EBITDA is important to lenders and is defined under the credit agreement as Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs are comprised of Payments for operating and professional costs and Payments for rebates from the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5. (5) Receipts from the redemption of Royalty Pharma’s Series A Biohaven Preferred Shares are presented as Proceeds from available for sale debt securities on the Statement of Cash Flows. (6) The table below shows the line item for each adjustment and the direct location for such line item on the Statement of Cash Flows. Reconciling adjustment Statement of Cash Flows classification Proceeds from available for sale debt securities Investing activities Investments in non-consolidated affiliates Investing activities Distributions to non-controlling interest Financing activities Interest paid, net Operating activities (Interest paid less Interest received) Contributions from non-controlling interest- R&D Financing activities (7) Royalty Pharma’s lenders consider all payments made to support R&D activities for products undergoing late-stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing and upfront development-stage funding payments are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for R&D funding payments while Adjusted Cash Flow only reflects the add- back for the upfront portion of development-stage funding payments due to the fact that ongoing development-stage funding payments are considered an ongoing business expense. (8) Royalty Pharma considers all payments to fund its operating joint ventures that are performing R&D activities for products undergoing late stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion entities, are deducted to arrive at Adjusted Cash Flow, but are not deducted in Adjusted EBITDA. (9) In connection with its IPO, Royalty Pharma consummated an exchange offer on February 11, 2020 (the “Exchange Date”). The exchange offer transaction together with (i) the concurrent incurrence of indebtedness under Royalty Pharma’s new credit facility and (ii) the issuance of additional interests in RPI US Partners 2019, LP, a Delaware limited partnership, RPI International Holdings 2019, LP, (together, the “Continuing Investors Partnerships”) to satisfy performance payments payable in respect of assets acquired prior to the date of the IPO are referred to as the “Exchange Offer Transactions.” Prior to, and as a condition precedent to the closing of the IPO, various reorganization transactions became effective, including the following: a. the Exchange Offer Transactions (as described above); and b. the execution of a new management agreement with the Manager (the “Management Agreement”). See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 24, 2021 for additional discussion.